UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2025

Cognition Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40886	13-4365359
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2500 Westchester Ave. Purchase, NY (412) 481-2210

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	CGTX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On August 27, 2025, Cognition Therapeutics, Inc. (the “Company”) entered into Securities Purchase Agreements (the “Securities Purchase Agreements”) with two institutional investors (the “Purchasers”) relating to the issuance of an aggregate of 14,700,000 shares of the Company’s common stock, par value of $0.001 per share (the “Common Stock”) to such investors at a purchase price of $2.05 per share in a registered direct offering (the “Offering”). The Company also entered into a Placement Agency Agreement on such date (the “Placement Agency Agreement,” and together with the Securities Purchase Agreements, the “Agreements”) with Titan Partners Group LLC, a division of American Capital Partners, LLC (“Titan”), who is acting as the sole placement agent for the Offering.

The gross proceeds from the Offering will be approximately $30.1 million, before paying the placement agent fees and other estimated offering expenses. The Offering is being made pursuant to the shelf registration statement on Form S-3 (File No. 333-268992) previously filed by the Company with the Securities and Exchange Commission (the “SEC”) on December 23, 2022 and declared effective on January 3, 2023. The Offering is being made only by means of a base prospectus forming a part of the effective registration statement and a prospectus supplement relating to the Offering. The Offering is expected to close on or about August 29, 2025.

In connection with the Placement Agency Agreement, the Company agreed to pay Titan an aggregate cash fee of 7.0% of the gross proceeds raised from the sale and issuance of the shares of Common Stock minus certain expenses. Additionally, the Company agreed to issue warrants to Titan to purchase up to 514,500 shares of Common Stock (the “Placement Agent Warrants”). The Placement Agent Warrants will have an exercise price equal to $2.78, and will be exercisable commencing six months after the closing of the Offering with a term of five (5) years from the date of the Placement Agency Agreement. Pursuant to the Placement Agency Agreement, the Company also agreed to reimburse Titan up to $100,000 for its expenses.

The Agreements contain customary representations, warranties and covenants of the Company and also provide for customary indemnification obligations of the Company, including the liabilities under the Securities Act of 1933, as amended. In connection with the Offering, the Company, pursuant to the Agreements, and each of the Company’s directors and executive officers, pursuant to certain “lock-up” agreements, have agreed not to, without the prior written consent of each of the Purchasers and Titan, sell, transfer or dispose securities of the Company for a period of 60 days following the closing of the Offering, subject to customary exceptions.

The Placement Agency Agreement, form of Placement Agent Warrant and form of Securities Purchase Agreement are filed as Exhibit 1.1, 4.1 and 10.1, respectively, to this Current Report on Form 8-K. The foregoing descriptions of the respective terms of the Agreements and the Placement Agent Warrants are not intended to be complete and are qualified in their entirety by reference to each such exhibit. A copy of the opinion of Goodwin Procter LLP relating to the legality of the issuance and sale of the securities in the Offering is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1*	Placement Agency Agreement dated August 27, 2025.
4.1*	Form of Placement Agent Warrant.
5.1*	Opinion of Goodwin Procter LLP.
10.1*	Form of Securities Purchase Agreement dated August 27, 2025.
23.1*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGNITION THERAPEUTICS, INC.
Date: August 28, 2025
	By:	/s/ Lisa Ricciardi
	Name:	Lisa Ricciardi
	Title:	President and Chief Executive Officer